EXHIBIT 11

PENTAIR, INC. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER COMMON
 AND COMMON EQUIVALENT SHARE
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
                                                      Quarter Ended
                                                        March 31
                                                      1996   1995
INCOME ($ thousands)
Net income                                            $16,500   $15,350
Preferred dividend requirements                         1,275     1,330
Earnings available to common and common
  equivalent shares - Primary                          15,225    14,020

Preferred dividends assuming conversion
    of Preferred Stock:
        Series 1988                                       240       250
        Series 1990                                     1,035     1,080
Tax benefit on preferred ESOP dividend
    eliminated due to conversion into common             (350)     (322)
Tax benefit on ESOP dividend assuming con-
    version to common, at common dividend rate            169       128
Earnings available for common and common equivalent
   shares - Diluted                                   $16,319   $15,147

SHARES (thousands)
Weighted average number of shares outstanding
   during the period                                   37,256    36,604
Shares issuable on exercise of stock options
   less shares repurchaseable from proceeds               472       498
Common and Common Equivalent Shares -
     Primary                                           37,728    37,102

Shares issuable on conversion of:
   $7.50 Callable Cumulative Convertible
      Preferred Stock, Series 1988                        962      998
   8% Callable Cumulative Voting Convertible
      Preferred Stock, Series 1990                      3,962    4,186
Common and Common Equivalent Shares -
      Diluted                                          42,652   42,286

Earnings per Share:
  Primary
      Income from continuing operations                  $.40     $.34
      Income from discontinued operations                 .00      .04
      Net income                                         $.40     $.38

  Diluted
      Income from continuing operations                  $.38     $.32
      Income from discontinued operations                 .00      .04
      Net income                                         $.38     $.36
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